                            AGREEMENT AND PLAN OF MERGER

                                       AMONG

                                  SHOPNOW.COM INC.

                             CHIEFS ACQUISITION, INC.,

                                  WEBCENTRIC, INC.


                                        AND


                        THE STOCKHOLDERS OF WEBCENTRIC, INC.



                           DATED AS OF DECEMBER 16, 1999


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                                       CONTENTS

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
ARTICLE I - THE MERGER......................................................1
     1.1  The Merger........................................................1
     1.2  The Closing.......................................................2
     1.3  Effective Date and Time...........................................2
     1.4  Articles of Incorporation of the Surviving Corporation............2
     1.5  Bylaws of the Surviving Corporation...............................2
     1.6  Directors and Officers............................................3
     1.7  Conversion of Shares..............................................3
          1.7.1     Exchange Ratio..........................................3
          1.7.2     Exchange of Certificates................................6
          1.7.3     No Fractional Shares....................................6
          1.7.4     No Further Transfers....................................6
     1.8  Amendment to Provide for Alternative Merger Structures............6
     1.9  Option Grants.....................................................7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE
     COMPANY AND THE STOCKHOLDERS...........................................7
     2.1  Organization......................................................8
     2.2  Enforceability....................................................8
     2.3  Capitalization....................................................8
     2.4  Subsidiaries and Affiliates.......................................10
     2.5  No Approvals; No Conflicts........................................10
     2.6  Financial Statements..............................................11
     2.7  Absence of Certain Changes or Events..............................11
     2.8  Taxes.............................................................13
     2.9  Property..........................................................16
     2.10 Contracts.........................................................17
          2.10.1    Material Contracts......................................17
          2.10.2    Required Consents.......................................19
     2.11 Claims and Legal Proceedings......................................19
     2.12 Labor and Employment Matters......................................19
     2.13 Employee Benefit Plans............................................20
          2.13.1    Employee Benefit Plan Listing...........................20
          2.13.2    Documents Provided......................................21
          2.13.3    Compliance..............................................21
          2.13.4    Qualification...........................................22
          2.13.5    Contributions and Premium Payments......................22
          2.13.6    Related Employers.......................................22
          2.13.7    Certain Pension Plans...................................22

                                        -i-

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          2.13.8    Post-Termination Benefits...............................23
          2.13.9    Parachute Payments......................................23
          2.13.10   Suits, Claims and Investigations........................23
          2.13.11   Payments Resulting from Transactions....................23
          2.13.12   Definitions.............................................24
     2.14 Intellectual Property.............................................25
          2.14.1    General.................................................25
          2.14.2    Company Technology......................................25
          2.14.3    Third Party Technology..................................26
          2.14.4    Trademarks..............................................26
          2.14.5    Intellectual Property Rights............................27
          2.14.6    Maintenance of Rights...................................27
          2.14.7    Third Party Claims......................................27
          2.14.8    Infringement by the Company.............................28
          2.14.9    Confidentiality.........................................28
          2.14.10   Warranty Against Defects................................29
          2.14.11   Domain Names............................................29
          2.14.12   Year 2000...............................................29
          2.14.13   Participating Developers................................30
          2.14.14   No Impairment; Compliance with Laws.....................30
     2.15 Corporate Books and Records.......................................30
     2.16 Licenses, Permits, Authorizations, etc............................31
     2.17 Compliance With Laws..............................................31
     2.18 Insurance.........................................................31
     2.19 Brokers or Finders................................................32
     2.20 Absence of Questionable Payments..................................32
     2.21 Bank Accounts.....................................................32
     2.22 Customers and Suppliers...........................................33
     2.23 Accounts Receivable...............................................33
     2.24 Creditors' List...................................................33
     2.25 Insider Interests.................................................33
     2.26 Compliance With Environmental Laws................................34
     2.27 Information Supplied by the Company...............................35
     2.28 Full Disclosure...................................................35
     2.29 Hart-Scott-Rodino.................................................35

ARTICLE IIA - ADDITIONAL REPRESENTATIONS AND
     WARRANTIES OF THE STOCKHOLDERS.........................................35
     2A.1 Sophistication; Accreditation.....................................36
     2A.2 Ownership.........................................................36
     2A.3 SEC Documents.....................................................36
     2A.4 No Registration...................................................36

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                                        -ii-
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
     2A.5  Claims Against the Company........................................37
     2A.6  Brokers or Agents.................................................37
     2A.7  Investment for Own Account........................................37
     2A.8  Residency.........................................................37
     2A.9  Legends...........................................................37
     2A.10 Hart-Scott-Rodino.................................................38

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
     SHOPNOW AND PURCHASER...................................................38
     3.1   Organization......................................................38
     3.2   Enforceability....................................................39
     3.3   Securities........................................................39
     3.4   No Approvals or Notices Required; No Conflicts With
           Instruments.......................................................39
     3.5   SEC Documents.....................................................40
     3.6   Information Supplied by ShopNow...................................40
     3.7   Full Disclosure...................................................40

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF
     SHOPNOW AND PURCHASER...................................................41
     4.1   Accuracy of Representations and Warranties........................41
     4.2   Performance of Agreements.........................................41
     4.3   Opinion of Counsel for the Company................................41
     4.4   Compliance Certificate............................................41
     4.5   Material Adverse Change...........................................42
     4.6   Approvals and Consents............................................42
     4.7   Proceedings and Documents; Secretary's Certificate................42
     4.8   Nonforeign Affidavit..............................................42
     4.9   Compliance With Laws..............................................42
     4.10  Legal Proceedings.................................................43
     4.11  Noncompetition Arrangements.......................................43
     4.12  Termination of Certain Agreements.................................43
     4.13  Termination of Stock Purchase Agreements and Associated
           Promissory Notes..................................................43
     4.14  Exercise or Termination of Stock Purchase Rights;
           Conversion of Convertible Securities..............................44
     4.15  Amendment of Option Agreements....................................44
     4.16  Consents to Merger................................................44
     4.17  Merger Consideration Spreadsheet..................................44
     4.18  Option Consideration Spreadsheet..................................44
     4.19  Resignations......................................................45
     4.20  Tax Clearance Certificates........................................45

                                        -iii-

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     4.21  Repayment of Indebtedness, Releases of Liens......................45
     4.22  Termination of Employee Offer Letters.............................45
     4.23  Agreement of Broadview Capital LLC................................45

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
     COMPANY AND THE STOCKHOLDERS............................................46
     5.1   Accuracy of Representations and Warranties........................46
     5.2   Performance of Agreements.........................................46
     5.3   Opinion of Counsel for ShopNow and Purchaser......................46
     5.4   Compliance Certificate............................................46
     5.5   Proceedings and Documents; Secretary's Certificate................46
     5.6   Legal Proceedings.................................................47
     5.7   Material Adverse Change...........................................47
     5.8   Approvals and Consents............................................47
     5.9   Compliance With Laws..............................................47

ARTICLE VI - COVENANTS.......................................................47
     6.1   Conduct of Business by the Company Pending the Merger.............48
     6.2   Access to Information; Confidentiality............................50
     6.3   No Alternative Transactions.......................................50
     6.4   Notification of Certain Matters...................................50
     6.5   Further Action; Commercially Reasonable Efforts...................51
     6.6   Publicity.........................................................51
     6.7   Bring-Down Capitalization Schedule................................52
     6.8   Execution of All Operative Documents..............................52
     6.9   Agreement to Vote Shares..........................................52
     6.10  Limitation on Sales of Company Common Stock.......................52
     6.11  Waiver of Dissenter's Rights......................................53
     6.12  Stockholder Representative........................................53
     6.13  Release of Stockholders for Obligations of the Company............54
     6.14  Listing Application...............................................54

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER..............................54
     7.1   Termination.......................................................54
     7.2   Effect of Termination.............................................55
     7.3   Amendment.........................................................56
     7.4   Waiver............................................................56

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION..................................56
     8.1   Survival..........................................................56
     8.2   Indemnification by the Stockholders...............................57
     8.3   Indemnification by ShopNow........................................57

                                        -iv-

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     8.4   Threshold and Limitations.........................................58
     8.5   Procedure for Indemnification.....................................59
     8.5   Holdback..........................................................60
           8.5.1     Pledge..................................................60
           8.5.2     Holdback Release........................................61
           8.5.3     Claims Procedure........................................61
           8.5.4     Voting; Disposition.....................................62
           8.5.5     Merger or Recapitalization..............................63
           8.5.6     Taxation of Dividends...................................63
     8.6   Specific Performance..............................................63

ARTICLE IX - GENERAL.........................................................64
     9.1   Tax Matters - Company and Stockholders............................64
     9.2   Expenses..........................................................64
     9.3   Notices...........................................................65
     9.4   Severability......................................................66
     9.5   Entire Agreement..................................................66
     9.6   Assignment........................................................67
     9.7   Parties in Interest...............................................67
     9.8   Governing Law; Venue..............................................67
     9.9   Headings..........................................................67
     9.10  Counterparts......................................................67
     9.11  Waiver of Jury Trial..............................................68

EXHIBITS
     1.3   --   Articles of Merger
     2     --   Company Disclosure Memorandum
     2A    --   Stockholder Disclosure Memorandum
     2.14  --   Form of Invention Assignment and Confidential Information
                Agreement
     4.3   --   Opinion of Counsel for the Company
     4.8   --   FIRPTA Affidavit
     4.11  --   Form of Intellectual Property Agreement
     4.15  --   Form of Option Termination Agreement
     4.22  --   Form of Employee Offer Letter Termination
     5.3   --   Opinion of Counsel for ShopNow and Purchaser

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                                        -v-

                             AGREEMENT AND PLAN OF MERGER

      Agreement and Plan of Merger ("AGREEMENT") dated as of December, 16, 1999, by and among ShopNow.com Inc. a Washington corporation ("SHOPNOW"), Chiefs Acquisition, Inc., a Washington corporation and wholly owned subsidiary of ShopNow ("PURCHASER"), WebCentric Inc., a Kansas corporation (the "COMPANY") and Craig A. Johnson, Kent A. Johnson, Eric Wendelbo, Rick Ralston, World Investments, Inc., Kent Johnson, L.P. and Lazy J of Kansas, L.P. (the "STOCKHOLDERS").

                                       RECITALS

      A. The Company, the Stockholders, ShopNow and Purchaser believe it advisable and in their respective best interests to effect a merger of the Company and Purchaser pursuant to this Agreement (the "MERGER").

      B. The Board of Directors of the Company and the Stockholders, who constitute all of the stockholders of the Company, have approved this Agreement and the Merger as required by applicable law.

      C. The Boards of Directors of ShopNow and Purchaser and the sole shareholder of Purchaser have approved this Agreement and the Merger as required by applicable law.

      D. It is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                                      AGREEMENT

      In consideration of the terms hereof, the parties hereto agree as follows:

                                ARTICLE I - THE MERGER

1.1   THE MERGER

      Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of Purchaser shall cease and Purchaser shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the state of Washington and the state of Kansas and other applicable law.

1.2   THE CLOSING

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place on the earliest practicable business day (the "CLOSING DATE") after the satisfaction or waiver of the conditions set forth in Articles IV and V at 10 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as ShopNow and the Company shall agree.

1.3   EFFECTIVE DATE AND TIME

      On the Closing Date and subject to the terms and conditions hereof, articles of merger and a certificate of merger (the "ARTICLES OF MERGER"), substantially in the form attached hereto as EXHIBIT 1.3 complying with the applicable provisions of the Washington Business Corporation Act ("WASHINGTON LAW") and the Kansas General Corporation Code ("KANSAS LAW") and in such form and executed in such manner as required by Washington Law and Kansas Law, shall be delivered for filing with the Secretary of State of the state of Washington (the "WASHINGTON SECRETARY") and the Secretary of State of the state of Kansas (the "KANSAS SECRETARY"). The Merger shall become effective on the date (the "EFFECTIVE DATE") and at the time (the "EFFECTIVE TIME") of filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger as filed. If the Washington Secretary or the Kansas Secretary requires any changes in the Articles of Merger as a condition to filing or issuing its certificate to the effect that the Merger is effective, ShopNow, Purchaser, the Company and the Stockholders will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4   ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

      At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to conform to the Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time; provided, however, that Article I thereof shall be amended to read as follows: "The name of this corporation is WebCentric, Inc." Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5   BYLAWS OF THE SURVIVING CORPORATION

      At the Effective Time, the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6   DIRECTORS AND OFFICERS

      At the Effective Time, the directors and officers of the Company shall resign and the directors of Purchaser shall continue in office as the directors of the Surviving Corporation and the officers of Purchaser shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7   CONVERSION OF SHARES

      1.7.1    EXCHANGE RATIO

      As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

          (b) Each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") that is issued and outstanding immediately prior to the Effective Time, including each share of Company Common Stock issued upon conversion of each issued and outstanding share of the Company's Series A Preferred Stock (the "COMPANY PREFERRED STOCK") shall be converted into the right to receive from ShopNow a number of shares of ShopNow common stock, par value $.001 per share (the "SHOPNOW COMMON STOCK"), determined by dividing (a) the ShopNow Base Shares (as defined below) by (b) the Fully Diluted Common Stock Number (as defined below).

The quotient derived in Section 1.7.1(b) shall be rounded to three decimal points and shall be referred to herein as the "EXCHANGE RATIO." The "SHOPNOW BASE SHARES" shall mean the total number of shares of ShopNow Common Stock to be issued in the Merger, which shall be equal to the number of shares determined by dividing (a) $50 million by (b) the average of the closing sales prices of ShopNow Common Stock as reported on the Nasdaq National Market for each of the five trading days immediately preceding the day on which this Agreement is executed (such average, the "BASE PRICE"), subject to adjustment as provided in Section 1.7.1(f). The "FULLY DILUTED COMMON STOCK NUMBER" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, as set forth on SCHEDULE 2.3(b) to the Company Disclosure Memorandum, which calculation assumes (x) the exercise on a cash exercise basis of all outstanding rights, warrants or options, vested or unvested, to acquire Company Common Stock, regardless of restrictions on exercise or conversion and (y) the conversion of all outstanding securities (including, without limitation, the Company Preferred Stock) and notes convertible at any time into Company Common Stock (such rights, warrants, notes, options and convertible securities referenced in clauses (x) and (y) being referred to herein as "STOCK PURCHASE RIGHTS"). The shares of ShopNow Common Stock so issued shall be referred to herein as the "CLOSING SHARES." The number of shares of ShopNow Common Stock to be issued at the Closing to each Stockholder under this Section 1.7.1(b) shall be calculated by aggregating all shares of Company Common Stock held by each such Stockholder, so that such number of shares of ShopNow Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such Stockholder multiplied by the Exchange Ratio, with fractional shares rounded up to the nearest whole number pursuant to Section 1.7.3 hereof.

          (c) Notwithstanding the foregoing, at the Effective Time certificates representing the number of Closing Shares determined by dividing $5,000,000 by the Base Price (the "INDEMNIFICATION SHARES") shall be held by, and pledged by the Stockholders on a PRO RATA basis to, ShopNow, subject to the effectiveness of the Merger, to secure the indemnification obligations of the Stockholders pursuant to Article VIII hereof (the "HOLDBACK"). The number of Indemnification Shares to be pledged by each Stockholder shall be determined by multiplying (i) the quotient obtained by dividing the total number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time by the total number of Shares of Company Common Stock outstanding immediately prior to the Effective Time (rounded to ten decimal places, with .5 being rounded up) by (ii) the aggregate number of Indemnification Shares, as calculated pursuant to this Section 1.7.1(c). Fractional shares of ShopNow Common Stock shall not be pledged. In lieu thereof, each Stockholder of the Company shall round such fractional share to the nearest whole number, with .5 being rounded up, and pledge only full shares of ShopNow Common Stock. Such Pledged Shares shall be free of any other escrow or pledge obligation.

          (d) Each issued and outstanding share of capital stock of Purchaser shall be converted into one share of common stock of the Surviving Corporation.

          (e) Each outstanding option to purchase shares of Company Common Stock issued pursuant to the Company's Stock Option Plan (the "COMPANY OPTION PLAN"), whether or not vested or exercisable (each an "OPTION"), shall be exchanged for a nonqualified stock option (each such option, a "REPLACEMENT OPTION") to acquire that number of shares of ShopNow Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such Option, at a price per share (rounded to the nearest $.01, with $.005 rounded up) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the number of full shares of ShopNow Common Stock deemed to be purchasable pursuant to such Option; provided, however, that the number of shares of ShopNow Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and ShopNow shall pay to the holder thereof as soon as practicable after the Effective Date an amount of cash equal to such fraction, if any, multiplied by the Base Price. One-third of the Replacement Options shall be vested upon the Closing of the Merger, and the remaining Replacement Options shall vest on a quarterly basis ratably over the two years following the Closing Date. All other terms and conditions of the Replacement Options shall be governed by ShopNow's 1999 Nonofficer Employee Stock Option Plan.

          (f) The aggregate number of Closing Shares shall be subject to adjustment as follows:

               (i) The Company shall cause to be prepared and delivered to ShopNow, on the date immediately prior to the Closing Date, a pro forma balance sheet for the Company as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared by the Company from the books and records of the Company in accordance with GAAP (as defined below), applied on a basis consistent with the policies employed in the preparation of the Company Balance Sheet (as defined in Section 2.6 hereto).

               (ii) The Company shall apply its cash balances to repay all of the Company Debt Liability (as defined below) prior to the Effective Time. In the event that the Closing Balance Sheet reflects any Company Debt Liability, the aggregate number of Closing Shares shall be reduced by that number of shares of ShopNow Common Stock determined by dividing the dollar amount of the Company Debt Liability by the Base Price. "COMPANY DEBT LIABILITY" shall mean any long-term liability, notes payable, loans or other debt of the Company, other than (w) payables or accrued expenses listed on
SCHEDULE 1.7.1 to the Company Disclosure Memorandum, which expenses have been approved by ShopNow, (x) payables or accrued expenses incurred in the ordinary course of business after the date hereof (provided such payables and accrued expenses do not exceed $25,000), (y) liabilities which are incurred in the ordinary course of the Company's business activities, as permitted by
Section 6.1, and (z) with respect to clauses (x) and (y) above, accrued interest in the ordinary course.

               (iii) The aggregate number of Closing Shares shall be reduced by that number of shares of ShopNow Common Stock determined by dividing $650,000 by the Base Price.

      1.7.2    EXCHANGE OF CERTIFICATES

          (a) At the Effective Time, upon surrender to ShopNow of one or more certificates representing shares of Company Capital Stock for cancellation (or appropriate affidavits of loss and, if required by the Surviving Corporation, the posting of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made with respect to such certificates), each Stockholder shall be entitled to receive from Continental Stock Transfer & Trust Company, as ShopNow's transfer agent, certificates representing the number of shares of ShopNow Common Stock that such Stockholder is entitled to receive pursuant to Section
1.7.1 hereof; provided, however, that those certificates representing the Indemnification Shares shall be retained by, and pledged by the Stockholders to, ShopNow in accordance with Section 8.5 hereof.

          (b) The shares of ShopNow Common Stock that each Stockholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time, and no interest shall accrue on any of the Closing Shares.

      1.7.3    NO FRACTIONAL SHARES

      No certificates or scrip representing fractional shares of ShopNow Common Stock shall be issued by virtue of the Merger. The aggregate number of shares of ShopNow Common Stock a Stockholder is entitled to receive pursuant to Section 1.7.1(b) shall be rounded to the nearest whole number of shares, with .5 being rounded up.

      1.7.4    NO FURTHER TRANSFERS

      After the Effective Time, there shall be no transfers of any shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be forwarded to ShopNow and shall be canceled and exchanged in accordance with this Section 1.7.

1.8   AMENDMENT TO PROVIDE FOR ALTERNATIVE MERGER STRUCTURES

      If at any time prior to the Closing Date, ShopNow elects to have Purchaser be the Surviving Corporation or elects to have the Company merge directly into ShopNow or a different subsidiary of ShopNow merge with and into the Company in a forward or reverse triangular merger, the parties shall promptly enter into an amendment to this Agreement to so provide, so long as such action does not result in a breach of a representation or warranty set forth in Article II, or the inability to satisfy any of the conditions set forth in Articles IV and V hereof.

1.9   OPTION GRANTS

      No later than thirty days after the Effective Time, ShopNow will act to grant nonqualified stock options (the "NEW OPTIONS") under its 1999 Nonofficer Employee Stock Option Plan, its Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan or such other plan having substantially similar terms as ShopNow shall determine in its sole discretion, to acquire an aggregate number of shares of ShopNow Common Stock determined by dividing (i) $10 million by (ii) the Base Price, to members of the management of the Company immediately prior to the Effective Time (the "MANAGEMENT MEMBERS") and to employees of the Company immediately prior to the Effective Time who are not Management Members (the "RETAINED EMPLOYEES") who have been offered and have accepted employment with ShopNow or the Surviving Corporation and commence employment with ShopNow or the Surviving Corporation after the Effective Time (with the allocation of such grants among such employees to be mutually acceptable to the Company and ShopNow), at an exercise price of $15 per share. One-third of the New Options shall be vested upon grant, and the remaining balance of the New Options shall vest on a quarterly basis over a period of two years. Of the aggregate number of New Options, one-half shall be granted to the Management Members and one-half shall be granted to the Retained Employees.

               ARTICLE II - REPRESENTATIONS AND WARRANTIES OF
                         THE COMPANY AND THE STOCKHOLDERS

      Except as is otherwise set forth with appropriate Section references in the Company Disclosure Memorandum attached as EXHIBIT 2 (the "COMPANY DISCLOSURE MEMORANDUM"), each of which exceptions shall specifically identify or cross-reference the provision of this Article II to which such exception relates, and which shall constitute in its entirety a representation and warranty under this Article II, and in order to induce ShopNow and Purchaser to enter into and perform this Agreement and the other agreements, certificates and questionnaires that are required to be completed and executed pursuant to this Agreement (collectively, the "OPERATIVE DOCUMENTS"), the Company and the Stockholders severally represent and warrant to ShopNow and Purchaser as of the date of this Agreement and as of the Closing Date as follows in this Article II.

2.1   ORGANIZATION

      The Company is a corporation duly organized and validly existing under the laws of the state of Kansas. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents, and to consummate the transactions contemplated hereby and thereby. Each Stockholder has the power, authority and capacity to execute, deliver and perform his or its obligations under this Agreement and each of the Operative Documents and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, including, without limitation, Oklahoma.

2.2   ENFORCEABILITY

      All corporate action on the part of the Company and its officers, directors and Stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative Documents, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the Operative Documents has been taken or will be taken as of or prior to the Effective Time. This Agreement and each of the Operative Documents has been duly executed and delivered by the Company and each Stockholder, as applicable, and this Agreement is, and each of the Operative Documents is, a legal, valid and binding obligation of the Company and each Stockholder, as applicable, enforceable against each of them in accordance with its terms.

2.3   CAPITALIZATION

      (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, par value $.01 per share, and 24,000 shares of Series A Preferred Stock, par value $.01 per share.

      (b) The issued and outstanding capital stock of the Company consists solely of 258,012 shares of Company Common Stock and 24,000 shares of Series A Preferred Stock of the Company, par value $.01 per share, (the "COMPANY PREFERRED STOCK" and, collectively with the Company Common Stock, the "OUTSTANDING SHARES"), which are held of record and beneficially by the Stockholders in the amounts described on SCHEDULE 2.3(b) to the Company Disclosure Memorandum. All outstanding shares of Company Preferred Stock will be converted on a one-for-one basis into Company

Common Stock prior to the Closing Date. The Outstanding Shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. No Person (as defined in Section 2.5 hereof) other than the Stockholders holds any interest in any of the Outstanding Shares. True and correct copies of the stock records of the Company showing all issuances and transfers of shares of capital stock of the Company since inception have been delivered to ShopNow or its counsel.

      (c) As of the date of this Agreement and as of the Closing Date, other than options to purchase up to 15,855 shares of Company Common Stock that have been granted under the Company Stock Option Plan, there are no outstanding rights of first refusal or offer, preemptive rights, Stock Purchase Rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Stockholder of any shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock. Set forth on SCHEDULE 2.3(c) to the Company Disclosure Memorandum is a spreadsheet accurately reflecting the number of options and other Stock Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). Assuming execution of the Option Waiver Agreement by all of the holders of outstanding Options, the vesting schedules of the Options will not be accelerated as a result of the transactions contemplated by this Agreement. The Company has delivered to ShopNow or its counsel true and correct copies of the Company Option Plan, all stock option agreements and exercise documentation relating to Options granted thereunder and all agreements with respect to Stock Purchase Rights. SCHEDULE 2.3(c) to the Company Disclosure Memorandum also identifies all options, warrants or other Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

      (d) Except as set forth on SCHEDULE 2.3(d) to the Company Disclosure Memorandum, the Company is not a party or subject to any agreement or understanding and there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No Stockholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any Stockholder or any affiliate thereof. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

      (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stock or Stock Purchase Rights of the Company are described on SCHEDULE 2.3(e) to the Company Disclosure Memorandum.

      (f) All Options to be replaced by ShopNow have been granted in compliance with the exemption from registration provided for by Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act.

2.4   SUBSIDIARIES AND AFFILIATES

      Except as otherwise set forth in SCHEDULE 2.4 to the Company Disclosure Memorandum, the Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5   NO APPROVALS; NO CONFLICTS

      The execution, delivery and performance of this Agreement and the Operative Documents by the Company and each of the Stockholders, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

          (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company or the Stockholders, except for such violations as would not have a Company Material Adverse Effect (as defined in Section 2.7);

          (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "PERSON"), except for the filing of all documents necessary to consummate the Merger with the Washington Secretary and the Kansas Secretary;

          (c) result in a default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any Material Contract (as that term is defined in Section 2.10.1) or, except as would not have a Company Material Adverse Effect, any other agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company or the Stockholders are parties or by which they are bound or to which their assets are subject;

          (d) result in the creation of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind (each, an "ENCUMBRANCE") upon any assets of the Company or the Outstanding Shares, except as would not have a Company Material Adverse Effect;

          (e) conflict with or result in a breach of or constitute a default under any provision of the Company's Articles of Incorporation or Bylaws, or

          (f) invalidate or adversely affect any permit, license or authorization or status used in the conduct of the Company's business.

2.6   FINANCIAL STATEMENTS

      The Company has delivered to ShopNow (a) audited balance sheets, statements of income and expense, statements of cash flow and statements of stockholders' equity of the Company as of or for the fiscal years ended December 31, 1998 and 1997, (b) an audited balance sheet for the nine-month period ended September 30, 1999 and (c) an unaudited interim balance sheet and statement of operations as of and for the eleven-month period ended November 30, 1999. All the foregoing financial statements, together with the Closing Balance Sheet, are herein referred to as the "COMPANY FINANCIAL STATEMENTS." The balance sheet of the Company as of September 30, 1999 is herein referred to as the "COMPANY BALANCE SHEET." The Company Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no contractual liabilities or obligations and, to the knowledge of the Company or Stockholders, no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $25,000 in the aggregate or $10,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. The Company has not capitalized software development costs.

2.7   ABSENCE OF CERTAIN CHANGES OR EVENTS

      Except for transactions specifically contemplated in this Agreement or as set forth on SCHEDULE 2.7 of the Company Disclosure Memorandum, since the date of the

Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

          (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

          (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any Stockholder, officer, director, employee or affiliate of the Company);

          (c) granted any increase in the compensation of directors, officers, employees or consultants, except for bonuses and increases made in the ordinary course of business consistent with past practice which do not exceed $25,000 in the aggregate;

          (d) suffered any change having a material adverse effect on the Company's business operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects (such effect, a "COMPANY MATERIAL ADVERSE EFFECT");

          (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $10,000 individually or in excess of $25,000 in the aggregate, except liabilities and obligations that are incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (g) knowingly permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance;

          (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

          (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

          (j) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or otherwise or made aggregate capital expenditures in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or otherwise;

          (k) made any material change in accounting methods or practices or internal control procedure;

          (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Stockholders or any of the Company's, officers, directors or employees or any affiliate of any of the Stockholders or of the Company's, officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses; or

          (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8   TAXES

      (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct and complete in all respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS (as defined below) in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

      (b) Neither the Company nor any other Person on behalf of the Company
(i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

      (c) There is no outstanding dispute or claim concerning any Tax liability of the Company, nor to the knowledge of the Company or any Stockholder is any such claim or dispute pending. SCHEDULE 2.8 to the Company Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to ShopNow correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

      (d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (e) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

      (f) The unpaid Taxes of the Company (i) did not, as of November 30, 1999, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

      (g) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss. SCHEDULE 2.8 to the Company Disclosure Memorandum sets forth the amount of any net operating loss, net capital loss, net-unrealized built-in loss (as defined under Section 382 of the Code), unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Company.

      (h) None of the Options are "incentive stock options" within the meaning of Section 422 of the Code, and no holder of any Option has a basis for treating any Option as an incentive stock option.

      As used in this Agreement, the following terms shall have the following meanings:

      "TAXES" means all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "TAX" means any of the foregoing Taxes.

      "TAX GROUP" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

      "TAX RETURNS" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.9   PROPERTY

      (a) The Company owns no real property other than the leasehold interests described on SCHEDULE 2.9(a) to the Company Disclosure Memorandum (the "REAL PROPERTY"). The Company has delivered to ShopNow or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

      (b) SCHEDULE 2.9(b) to the Company Disclosure Memorandum contains a complete and accurate list of each item of personal property having a value in excess of $5,000 that is owned, leased, rented or used by the Company (the "PERSONAL PROPERTY"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively), listed on the schedules to the Company Disclosure Memorandum described in or related to Section 2.14. The Company has delivered to ShopNow true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

      (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Technology and IP Rights) reflected in the Company Balance Sheet. The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

      (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all Encumbrances. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Stockholder, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company or any Stockholder, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

      (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Stockholder, any other party thereto is in default thereunder, except as would not have a Company Material Adverse Effect, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Stockholder, any other party thereunder, except as would not have a Company Material Adverse Effect.
 The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

2.10  CONTRACTS

      2.10.1   MATERIAL CONTRACTS

      SCHEDULE 2.10.1 to the Company Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on THE SCHEDULES TO THE COMPANY DISCLOSURE MEMORANDUM DESCRIBED IN AND RELATED TO SECTION 2.14) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $10,000 (collectively, the "MATERIAL CONTRACTS"), including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All Material Contracts are valid, binding and enforceable in accordance with their terms against each party thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the knowledge of the Company or any Stockholder, any other party thereto is in default thereunder, except as would not have a Company Material Adverse Effect, nor to the knowledge of the Company or any Stockholder is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Stockholder, any other party thereunder, except as would not have a Company Material Adverse Effect. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to ShopNow by the Company. Schedule 2.10.1 also identifies all Material Contracts to which any of the Stockholders is a party in his or its individual capacity or the obligations of which the Stockholders have guaranteed for the benefit of the Company (the "PERSONAL GUARANTEES"). Except as set forth on SCHEDULE 2.10.1 to the Company Disclosure Memorandum, the Company has no

          (a) contracts with directors, officers, Stockholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

          (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

          (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

          (d) written notice or, to the knowledge of the Company or any Stockholder, oral notice, that any party to any Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

          (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

          (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to ShopNow, or standard licenses purchased by the Company for off-the-shelf software);

          (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

          (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements; and

          (i)  agreements or commitments to provide indemnification.

      2.10.2   REQUIRED CONSENTS

      The execution and delivery of this Agreement and the performance of the obligations of the Company and the Stockholders hereunder will not constitute a default under any Material Contracts to which the Company is currently a party or by which the Company currently is bound and do not require the consent or waiver of any other party to any such Material Contract, except for those consents and/or waivers listed on SCHEDULE 2.10.2 to the Company Disclosure Memorandum, all of which will be obtained on or prior to the Closing.

2.11  CLAIMS AND LEGAL PROCEEDINGS

      Except as set forth on SCHEDULE 2.11 to the Company Disclosure Memorandum and THE SCHEDULES TO THE COMPANY DISCLOSURE MEMORANDUM DESCRIBED IN AND RELATED TO SECTION 2.14), there are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the knowledge of the Company or any Stockholder, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person.
To the knowledge of the Company and any Stockholder, except as set forth on
SCHEDULE 2.11 to the Company Disclosure Memorandum and the schedules to the Company Disclosure Memorandum described in and related to Section 2.14, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. SCHEDULE 2.11 to the Company Disclosure Memorandum sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.12  LABOR AND EMPLOYMENT MATTERS

      There are no material labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company or any Stockholder, threatened against or involving the Company or any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, except for such instances of non-compliance as would not have a Material Adverse Effect. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company or any Stockholder, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. Neither the Company nor any Stockholder has knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Except as set forth on Schedule
2.12 to the Company Disclosure Memorandum, each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to ShopNow. To the knowledge of the Company or any Stockholder, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party.

      SCHEDULE 2.12 to the Company Disclosure Memorandum lists (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. Except as would not have a Company Material Adverse Effect, the Company is not in default with respect to any of its obligations referred to in clause (b) above and has no, and will not incur any, obligation or liability for severance or back pay owed through or by virtue of the Merger. Except as disclosed on SCHEDULE 2.12 to the Company Disclosure Memorandum, all employees of the Company are employed on an "at will" basis, and are eligible to work and are lawfully employed in the United States.

2.13  EMPLOYEE BENEFIT PLANS

      2.13.1   EMPLOYEE BENEFIT PLAN LISTING

      SCHEDULE 2.13.1 to the Company Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans (as defined below). The Company does not have any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement or communication (written or oral) by the Company (or any other Person) relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such occurrences or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material expense.

      2.13.2   DOCUMENTS PROVIDED

      The Company has delivered to ShopNow true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (a) all annual reports (Form 5500 series) filed since inception with respect to such Employee Benefit Plan; (b) all summary plan descriptions, summaries of material modifications and material employee manuals and communications filed or distributed with respect to such Employee Benefit Plan since inception; (c) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) the most recent determination letter issued by the IRS (as defined below) with respect to such Employee Benefit Plan; (e) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company sent or received since its inception; (f) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan sent or received since its inception; (g) samples of all COBRA (as defined below) and HIPAA (as defined below) forms and notices currently in use; and (h) all coverage and nondiscrimination tests performed with respect to such Employee Benefit Plan since its inception.

      2.13.3   COMPLIANCE

      With respect to each Employee Benefit Plan: (a) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA (as defined below), COBRA, HIPAA and the Code; (b) the Company, each fiduciary of such Employee Benefit Plan and all other

Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (c) all reports, Tax Returns, information returns and other information and returns relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (d) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided;
(e) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (f) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement or any of the other Operative Documents) that constitutes or could constitute a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 or 407 of ERISA; and (g) the Company has not incurred, and, to the knowledge of the Company and the Stockholders, there exists no condition or set of circumstances in connection with which the Company, ShopNow, Purchaser or any of their affiliates could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation with respect to such Employee Benefit Plan or pursuant to any indemnification or similar agreement related to such Employee Benefit Plan.

      2.13.4   QUALIFICATION

      None of the Employee Benefits Plans is, and the Company has never maintained or contributed to (or been obligated to maintain or contribute to) an "employee pension benefit plan," as defined in Section 3(2) of ERISA.

      2.13.5   CONTRIBUTIONS AND PREMIUM PAYMENTS

      All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been fully reserved for, and specifically identified in, the Closing Balance Sheet.

      2.13.6   RELATED EMPLOYERS

      The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the

Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

      2.13.7   CERTAIN PENSION PLANS

      The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of
Section 4063 or 4064 of ERISA or Section 413(c) of the Code or any employee benefit plan, fund, program, contract or arrangement that is subject to
Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

      2.13.8   POST-TERMINATION BENEFITS

      Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and
Section 4980B(f) of the Code.

      2.13.9   PARACHUTE PAYMENTS

      The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

      2.13.10  SUITS, CLAIMS AND INVESTIGATIONS

      There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or any Stockholder, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL (as defined below) or any other governmental entity or agency, and, to the knowledge of the Company and each Stockholder, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

      2.13.11  PAYMENTS RESULTING FROM TRANSACTIONS

      Neither the execution and delivery of this Agreement or the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or the other Operative Documents (either alone or together with any other transaction or event) will (a) entitle any current or former officer, employee, agent, director or independent contractor of the Company to severance pay, unemployment compensation or any other payment from the Company, ShopNow, Purchaser, any of their affiliates or any Employee Benefit Plan, (b) increase the amount of compensation due to any individual,
(c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company, ShopNow, Purchaser or any of their affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

      2.13.12  DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      (a) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      (b) "DOL" means the United States Department of Labor.

      (c) "EMPLOYEE BENEFIT PLAN" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded,
(i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

      (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (e) "HIPAA" means the Health Insurance Portability and Accountability Act of 1997, as amended.

      (f) "IRS" means the United States Internal Revenue Service.

2.14  INTELLECTUAL PROPERTY

      2.14.1   GENERAL

      The Company owns or is licensed and has all rights that are required to conduct its business as now conducted and as proposed to be conducted in and to the following: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel" software, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "TECHNOLOGY-RELATED ASSETS"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

      2.14.2   COMPANY TECHNOLOGY

      SCHEDULE 2.14.2 to the Company Disclosure Memorandum sets forth a list of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "PRODUCTS"). Except for the Third Party Technologies (as defined in Section 2.14.3 hereof), the Company owns all right, title and interest in and to the following (collectively, the "TECHNOLOGY"), free and clear of all Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "COMPANY TECHNOLOGY."

      2.14.3   THIRD PARTY TECHNOLOGY

      SCHEDULE 2.14.3 to the Company Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "THIRD PARTY TECHNOLOGIES"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "THIRD PARTY LICENSES"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction other than those set forth in the Third Party Licenses, which restrictions do not and will not materially affect or impair the Company's ability to carry on its business as now conducted or proposed to be conducted) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect; the Company and, to the knowledge of the Company or any Stockholder, each other party thereto has performed in all material respects his, her or its obligations thereunder; and neither the Company nor, to the knowledge of the Company or any Stockholder, any other party thereto is in default thereunder, nor has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company or any Stockholder, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew such Third Party License or to exercise or decline to exercise any option or right thereunder.

      2.14.4   TRADEMARKS

      SCHEDULE 2.14.4 to the Company Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the

Products or otherwise used by the Company in its business (the "MARKS"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

      2.14.5   INTELLECTUAL PROPERTY RIGHTS

      SCHEDULE 2.14.5 to the Company Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP REGISTRATIONS") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP RIGHTS").

      2.14.6   MAINTENANCE OF RIGHTS

      Except as set forth on SCHEDULE 2.14.6 to the Company Disclosure Memorandum, the Company has not conducted its business, and has not used or enforced (or, to the knowledge of the Company or any Stockholder, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to the knowledge of the Company or any Stockholder, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations.
The IP Registrations are valid and subsisting. The Company has the exclusive right to file, prosecute and maintain all of the IP Registrations. Except as set forth in SCHEDULE 2.14.6 to the Company Disclosure Memorandum, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. Except pursuant to reasonably prudent safeguards, (a) no third party has received from the Company or, to the knowledge of the Company or any Stockholder, from any other party any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

      2.14.7   THIRD PARTY CLAIMS

      Except as set forth on SCHEDULE 2.14.7 to the Company Disclosure Memorandum, (a) the Company has not received any notice or claim (whether written, oral or otherwise), and neither the Company nor any Stockholder otherwise knows of any claim, challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise), and neither the Company nor any Stockholder otherwise knows of any claim, challenging the validity or enforceability of any of the IP Rights; and (c) to the knowledge of the Company or any Stockholder, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

      2.14.8   INFRINGEMENT BY THE COMPANY

      Except as set forth on SCHEDULE 2.14.8 to the Company Disclosure Memorandum, (a) the use of any of the Technology in the Company's business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (b) the use of any of the Marks and other IP Rights in the Company's business will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (c) the Company has not received any notice or claim (whether written, oral or otherwise), and neither the Company nor any Stockholder otherwise knows of any claim, regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto; (d) the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement of any IP Right; and (e) the Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise enforce, any of the Company's rights relating to the Company Technology.

      2.14.9   CONFIDENTIALITY

      Except as set forth on SCHEDULE 2.14.9 to the Company Disclosure Memorandum, (a) the Company has not disclosed any source code regarding the Technology to any person or entity other than employees or independent contractors of the Company who are under written nondisclosure agreements;
(b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and
(d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on
SCHEDULE 2.14.9 to the Company Disclosure Memorandum, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

      2.14.10  WARRANTY AGAINST DEFECTS

      Except as set forth in SCHEDULE 2.14.10 to the Company Disclosure Memorandum and except as would not have a Company Material Adverse Effect, the Technology and the medium on which any Technology is delivered (a) is free from known defects in material and workmanship, (b) substantially conforms to, and will perform substantially in accordance with, the applicable specifications, documentation and samples of such Technology and
(c) does not contain any viruses or other harmful code arising from any action or omission by the Company and, to the knowledge of the Company or any of the Stockholders, does not contain any viruses or other harmful code arising from any action or omission of any third party.

      2.14.11  DOMAIN NAMES

      SCHEDULE 2.14.11 to the Company Disclosure Memorandum sets forth a list of all Internet domain names used by the Company in its business (collectively, the "DOMAIN NAMES"). The Company has, and after the Effective Time the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted and proposed to be conducted following the Effective Time.

      2.14.12  YEAR 2000

      The Company Technology, and to the knowledge of the Company and each Stockholder (without any independent investigation or review of Third Party Technology), the Third Party Technology, is Year 2000 Compliant. Year 2000 Compliance issues will not have a Company Material Adverse Effect. "YEAR 2000 COMPLIANT" as used herein means that (i) each item of the Company Technology, on dates on and after January 1, 2000 (the "MILLENIUM DATES") will calculate any information dependent or relating to Millenium Dates in the same manner, and with substantially the same functionality, data integrity and performance, as such Company Technology reads, stores, processes, calculates and presents calendar dates on any date on or before any Millenium Date, and (ii) the Millenium Dates will not adversely affect the operation of each Company Technology with respect to date dependent data or computations, output, or with other routines or functions.

      2.14.13  PARTICIPATING DEVELOPERS

      SCHEDULE 2.14.13 to the Company Disclosure Memorandum contains a complete list of all Participating Developers (as defined below), specifying for each the relationship between the Participating Developer and the Company (e.g., employee, contractor, etc.), all dates during which the relationship was in effect and a list of any documents or other items relating to such relationship. The Company has furnished to ShopNow or its counsel full and complete copies of such documents and other items identified in SCHEDULE
2.14.13. "PARTICIPATING DEVELOPER" means any person or entity that has, at any time and in any way, participated or contributed to the Development of any IP Rights or any of the Company Technology. "DEVELOPMENT" means create, author, design, engineer, invent, modify, discover, reduce to practice or develop. Each Participating Developer has signed a Confidential Information and Inventions Assignment Agreement in the form attached as EXHIBIT 2.14, and such agreement legally, fully and effectively transfers to the named transferee any and all right, title and interest which the named Participating Developer may have or acquire in and to the IP Rights and the Technology.

      2.14.14  NO IMPAIRMENT; COMPLIANCE WITH LAWS

      The consummation of the transactions contemplated in this Agreement will not alter or impair any of the Technology or the Technology-Related Assets. To the knowledge of the Company or any Stockholder, the business of the Company does not involve the employment of any person in a manner that violates any noncompetition or nondisclosure agreement that such person entered into in connection with his or her employment activities at any time prior to employment by the Company. The

Company is conducting and has conducted its business in compliance with all export control laws, statutes, rules, ordinances and regulations promulgated by any government authority. The Company has not received any notice (whether written, oral or otherwise) alleging that its conduct of business violates any such laws, statutes, rules, ordinances or regulations, nor is the Company or any Stockholder aware of any basis for any claim alleging the same.

2.15  CORPORATE BOOKS AND RECORDS

      The Company has furnished to ShopNow or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's stockholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.16  LICENSES, PERMITS, AUTHORIZATIONS, ETC.

      Except as identified on SCHEDULE 2.16 to the Company Disclosure Memorandum, the Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "PERMITS") the failure of which to obtain would have a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Permits, and, except as would not have a Company Material Adverse Effect, all the Permits are valid and in full force and effect, and no proceeding is pending, or to the knowledge of the Company or any Stockholder, threatened, the object of which is to revoke, limit or otherwise affect any of the Permits. The Company has not received any notifications of any asserted present failure by it to have obtained any Permit, or any past and unremedied failure to obtain such items.

2.17  COMPLIANCE WITH LAWS

      Except as described on SCHEDULE 2.17 to the Company Disclosure Memorandum and except as would not have a Company Material Adverse Effect, the Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. The Company has not received any written, or to the knowledge of the Company and the Stockholders, oral notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

2.18  INSURANCE

      The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all material requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.19  BROKERS OR FINDERS

      Except as set forth in SCHEDULE 2.19 of the Company Disclosure Memorandum, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.20  ABSENCE OF QUESTIONABLE PAYMENTS

      Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

2.21  BANK ACCOUNTS

      SCHEDULE 2.21 to the Company Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access to such safe deposit boxes or accounts.

2.22  CUSTOMERS AND SUPPLIERS

      SCHEDULE 2.22 to the Company Disclosure Memorandum sets forth (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's revenues during the fiscal year last ended and the period ended November 30, 1999, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended November 30, 1999 and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended and the period ended November 30, 1999. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any modification to its relationship with any customer or supplier named on such SCHEDULE 2.22 to the Company Disclosure Memorandum that would have a Company Material Adverse Effect.

2.23  ACCOUNTS RECEIVABLE

      All accounts receivable of the Company reflected in the Company Balance Sheet ("ACCOUNTS"), or existing at the Effective Time, represent sales actually made in the ordinary course of business and were recorded in the Company's books consistent with the presentation applied in the Company Financial Statements for the year ended December 31, 1998. Except as described on SCHEDULE 2.23 to the Company Disclosure

Memorandum, the bad debt reserves and sales return allowances reflected in the Company Balance Sheet are adequate. Set forth on SCHEDULE 2.23 to the Company Disclosure Memorandum are a full and complete list and aging study of all Accounts. To the knowledge of the Company or any Stockholder, all Accounts existing and remaining unpaid at the Effective Time will be collectible by the Surviving Corporation in the ordinary course of business, consistent with past practice.

2.24  CREDITORS' LIST

      SCHEDULE 2.24 to the Company Disclosure Memorandum sets forth a full, complete and accurate list of all creditors of Company to which the amount payable by the Company exceeds $10,000, with the amount payable to each such creditor as of the date ten days prior to the Closing Date.

2.25  INSIDER INTERESTS

      Except as set forth on SCHEDULE 2.25 to the Company Disclosure Memorandum, no Stockholder or officer or director of the Company has any interest (other than as a stockholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth on SCHEDULE 2.25 to the Company Disclosure Memorandum, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Stockholders, affiliates or any affiliate thereof. The Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise), other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property (real or personal, tangible or intangible) of the Company or any property (real or personal, tangible or intangible) that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.26  COMPLIANCE WITH ENVIRONMENTAL LAWS

      Neither the Company nor, to the knowledge of the Company or any Stockholder, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To the knowledge of the Company or any Stockholder, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the knowledge of the Company or any Stockholder, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

2.27  INFORMATION SUPPLIED BY THE COMPANY

      None of the information supplied or to be supplied and delivered or to be delivered to the Stockholders in connection with any written consent by or meeting of such stockholders regarding the Company, the Stockholders, this Agreement and the transactions contemplated hereby (collectively, "STOCKHOLDER MATERIALS"), at the date on which such information was supplied prior to the time the Stockholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that neither the Company nor any of the Stockholders makes any representation or warranty regarding information furnished by or related to ShopNow or Purchaser.

2.28  FULL DISCLOSURE

      No information furnished by the Company or the Stockholders to ShopNow or its representatives in connection with this Agreement or the Operative Documents (including, but not limited to, the Company Financial Statements and all information in the Company Disclosure Memorandum and the other Exhibits hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.29  HART-SCOTT-RODINO

      The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT"). The Company is not a $10 million person as defined thereunder. The Company is not "engaged in manufacturing" for purposes of the Hart-Scott-Rodino Act.
The representations and warranties set forth in this Section 2.29 are made by the Company solely for the purpose of determining the applicability to the Merger and the other transactions contemplated by this Agreement of the notice requirements of the Hart-Scott-Rodino Act.

               ARTICLE IIA - ADDITIONAL REPRESENTATIONS AND
                         WARRANTIES OF THE STOCKHOLDERS

      Except as is otherwise set forth with appropriate Section references in the Stockholder Disclosure Memorandum attached hereto as EXHIBIT 2A, and in order to induce ShopNow and Purchaser to enter into and perform this Agreement and the other Operative Documents to be entered into as of the Closing among ShopNow and each of the Stockholders, each Stockholder, individually and not jointly, represents and warrants to ShopNow and Purchaser as of the date of this Agreement and as of the Closing Date as follows in this Article IIA:

2A.1  SOPHISTICATION; ACCREDITATION

      Except as set forth on SCHEDULE 2A.1 of the Stockholder Disclosure Memorandum, such Stockholder is an "accredited investor" as defined in Regulation D of the Securities Act of 1933, as amended (the "SECURITIES ACT"). Such Stockholder is, either alone or with the assistance of a professional advisor, a sophisticated investor, able to fend for himself or itself in the transactions contemplated by this Agreement and the Operative Documents to which such Stockholder is a party and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the prospective investment in ShopNow Common Stock. Such Stockholder is in a financial position to hold the ShopNow Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his or its investment in the ShopNow Common Stock.

2A.2  OWNERSHIP

      Such Stockholder owns beneficially and of record the Company Capital Stock set forth on Schedule 2.3(b) of the Company Disclosure Memorandum, free and clear of any Encumbrance.

2A.3  SEC DOCUMENTS

      Such Stockholder has been furnished with all information that he or it deems necessary to evaluate the risks and merits of the ShopNow Common Stock, including the SEC Documents (as defined in Section 3.5). Such Stockholder has had the opportunity to ask questions and receive answers concerning the information he or it has received about the ShopNow Common Stock and ShopNow.

2A.4  NO REGISTRATION

      Such Stockholder is aware and understands that (a) the Closing Shares have not been and will not prior to issuance be registered under the Securities Act, (b) he or it must continue to bear the economic risk of the investment in the Closing Shares for an indefinite time, (c) the Closing Shares cannot be sold unless they are subsequently registered or an exemption from registration is available and (d) ShopNow has no obligation to register the Closing Shares with the SEC and has not represented that it will register the Closing Shares.

2A.5  CLAIMS AGAINST THE COMPANY

      Such Stockholder does not have any claims against the Company.

2A.6  BROKERS OR AGENTS

      Except as set forth in SCHEDULE 2.19 of the Company Disclosure Memorandum, such Stockholder has not employed any broker or agent in connection with the transactions contemplated by this Agreement.

2A.7  INVESTMENT FOR OWN ACCOUNT

      The ShopNow Common Stock is being acquired by such Stockholder for investment for his or its account, not as a nominee or agent, and not with a view to the distribution of any part thereof; such Stockholder has no present intention of selling, granting any participation in or otherwise distributing any of the ShopNow Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does such Stockholder have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the ShopNow Common Stock.

2A.8  RESIDENCY

      For purposes of the application of state securities laws, each Stockholder is a resident of the state set forth beside his or its name on
SCHEDULE 2A.8 of the Stockholder Disclosure Memorandum.

2A.9  LEGENDS

      Such Stockholder understands that, prior to the effectiveness of a registration statement registering the Closing Shares for sale, certificates or other instruments representing the Closing Shares will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED, PLEDGED ON OR OTHERWISE TRANSFERRED UNLESS
          (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING THESE SHARES, (II) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THE SHARES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (III) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

Such Stockholder agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legend, ShopNow may, prior to the effectiveness of a registration statement, issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to any certificate or other instrument representing the Closing Shares, or if ShopNow transfers its own securities, that it may make appropriate notations to the same effect in ShopNow's records.

2A.10 HART-SCOTT-RODINO

      Such Stockholder is either (a) not a $10 million person as defined under the Hart-Scott-Rodino Act or (b) acquiring the ShopNow Common Stock solely for purposes of investment within the meaning of 16 C.F.R. 802.9. The representations and warranties set forth in this Section 2A.10 are made by the Stockholders solely for the purpose of determining the applicability to the Merger and the other transactions contemplated by this Agreement of the notice requirements of the Hart-Scott-Rodino Act.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                              SHOPNOW AND PURCHASER

      In order to induce the Company and the Stockholders to enter into and perform this Agreement and the Operative Documents, ShopNow and Purchaser jointly and severally represent and warrant to the Company and the Stockholders as of the date of this Agreement and as of the Closing Date as follows in this Article III:

3.1   ORGANIZATION

      ShopNow is a corporation duly organized and validly existing under the laws of the state of Washington. Purchaser is a corporation duly organized and validly existing under the laws of the state of Washington. Each of ShopNow and Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Operative Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of ShopNow and the Purchaser is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned, or held under lease by ShopNow or Purchaser, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, contingent or otherwise), condition (financial or other) or prospects of ShopNow and its subsidiaries taken as a whole. All the issued and outstanding shares of capital stock of Purchaser are held of record and beneficially by ShopNow.

3.2   ENFORCEABILITY

      All corporate action on the part of ShopNow and Purchaser and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative Documents, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the Operative Documents has been taken or will be taken prior to the Effective Time. This Agreement and each of the Operative Documents has been duly executed and delivered by each of ShopNow and Purchaser, as applicable, and this Agreement and each of the Operative Documents is a legal, valid and binding obligation of each of ShopNow and Purchaser, as applicable, enforceable against each of them in accordance with its terms.

3.3   SECURITIES

      The Closing Shares to be issued pursuant to this Agreement have been, or will be prior to the Effective Time, duly authorized for issuance, and such Closing Shares, when issued and delivered to the Stockholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

      The execution, delivery and performance of this Agreement and the Operative Documents by Purchaser and ShopNow, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not

      (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to ShopNow or Purchaser;

      (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary and the Kansas Secretary; or

      (c) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of ShopNow or Purchaser.

3.5   SEC DOCUMENTS

      ShopNow has made available to the Stockholders true and complete copies of its final prospectus dated September 28, 1999 (the "PROSPECTUS"), the Prospectus supplement dated October 15, 1999 (the "PROSPECTUS SUPPLEMENT"), its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and its Current Report on Form 8-K filed November 24, 1999, as amended by Form 8-K/A filed December 3, 1999, with respect to the acquisition by ShopNow of SpeedyClick, Corp. (collectively, the "SEC DOCUMENTS"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as applicable and the applicable rules and regulations of the Securities and Exchange Commission promulgated thereunder. Except as otherwise noted in the notes thereto, the financial statements of ShopNow included in the SEC Documents (including the notes thereto) comply as to form and in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated and present fairly the financial condition and results of operations of ShopNow on the dates thereof and during the periods indicated therein.

3.6   INFORMATION SUPPLIED BY SHOPNOW

      None of the information included in the SEC Documents or supplied by ShopNow for inclusion in the Stockholder Materials, at the date on which such information was made or supplied contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that ShopNow makes no representations or warranties regarding information furnished by or related to the Stockholders or the Company.

3.7   FULL DISCLOSURE

      No information furnished by ShopNow or Purchaser to the Company or its representatives in connection with this Agreement or the Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

           ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF SHOPNOW AND PURCHASER

      The obligations of ShopNow and Purchaser to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by ShopNow and Purchaser:

4.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of the Company and the Stockholders contained herein (including applicable Exhibits or Schedules to the Company Disclosure Memorandum or the Stockholder Disclosure Memorandum) and in the Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the Operative

Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4.2   PERFORMANCE OF AGREEMENTS

      Each of the Company and the Stockholders shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any Operative Document to be performed and complied with by him or it at or prior to the Closing.

4.3   OPINION OF COUNSEL FOR THE COMPANY

      ShopNow shall have received the opinion letter of Hinkle Elkouri Law Firm LLC, counsel for the Company, dated the Closing Date in the form attached hereto as EXHIBIT 4.3.

4.4   COMPLIANCE CERTIFICATE

      ShopNow shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to ShopNow, (a) certifying that the conditions to the obligations of ShopNow and Purchaser in Sections 4.1, 4.2, 4.5, 4.6, 4.12, 4.13, 4.15 and 4.22 have been fulfilled and (b) verifying the accuracy of the information contained in the Merger Consideration Spreadsheet (as defined below) and the Option Consideration Spreadsheet (as defined below).

4.5   MATERIAL ADVERSE CHANGE

      Since the date of the Company Balance Sheet and through the Closing, there shall not have occurred any change that is or is reasonably likely to have or cause a Company Material Adverse Effect.

4.6   APPROVALS AND CONSENTS

      All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, including, if applicable, approvals or notices required by the Hart-Scott-Rodino Act, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

4.7   PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

      ShopNow shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to ShopNow, as to the authenticity and effectiveness of the actions of the Board of Directors of the Company and the Stockholders authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents. Copies of (a) the Company's Articles of Incorporation, certified by the Kansas Secretary,
(b) the Company's Bylaws, certified by the Secretary of the Company, and (c) the resolutions of the Board of Directors of the Company and the Stockholders relating to the transactions contemplated by this Agreement and the Operative Documents shall be attached to such certificate.

4.8   NONFOREIGN AFFIDAVIT

      ShopNow shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in the form attached hereto as EXHIBIT 4.8.

4.9   COMPLIANCE WITH LAWS

      The effectiveness of the Merger and the performance by ShopNow, Purchaser, the Company and the Stockholders of their respective obligations pursuant to this Agreement and the Operative Documents shall be legally permitted by all laws and regulations to which ShopNow, Purchaser, the Company and the Stockholders are subject.

4.10  LEGAL PROCEEDINGS

      No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

4.11  NONCOMPETITION ARRANGEMENTS

      Each of the employees of the Company who has been offered and has accepted employment with ShopNow shall have executed the ShopNow standard form of Intellectual Property Agreement (Confidentiality, Invention Assignment, Nonraiding and Noncompetition) in the form attached hereto as
EXHIBIT 4.11 and each such agreement shall be in full force and effect on the Closing Date.

4.12  TERMINATION OF CERTAIN AGREEMENTS

      Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Capital Stock, or Stock Purchase Rights set forth in the Company Disclosure Memorandum, including but not limited to (i) that certain Registration Rights Agreement dated May 19, 1999 between the Company and World Investments, Inc. and (ii) that certain Stockholders Agreement dated May 19, 1999 among the Company, World Investments, Inc., Craig Johnson, Kent Johnson, Eric Wendelbo and Rick Ralston, shall have terminated.

4.13  TERMINATION OF STOCK PURCHASE AGREEMENTS AND ASSOCIATED PROMISSORY
      NOTES

      (a) The Agreement, dated May 19, 1999, between Kent Johnson and Rick Ralston, shall have been amended by the parties to provide for transfer of the Company Common Stock purchased pursuant to such agreement, or the agreement shall have been terminated.

      (b) The Agreement, dated May 19, 1999, between Craig Johnson and Eric Wendelbo, shall have been amended by the parties to provide for transfer of the Company Common Stock purchased pursuant to such Agreement, or the agreement shall have been terminated.

4.14 EXERCISE OR TERMINATION OF STOCK PURCHASE RIGHTS; CONVERSION OF CONVERTIBLE SECURITIES

      Any and all Stock Purchase Rights (other than the Options to be assumed by ShopNow pursuant to Section 1.7.1(e)) and any and all securities and notes convertible at any time into Company Common Stock, vested and unvested, and regardless of restrictions on exercise or conversion, shall have been exercised on a cash exercise basis or converted for shares of Company Common Stock, or shall have been terminated, as the case may be, immediately prior to the Effective Time.

4.15  AMENDMENT OF OPTION AGREEMENTS

      All holders of Options shall have entered into an Option Termination Agreement, for adequate consideration and in substantially the form attached hereto as EXHIBIT 4.15, waiving or amending the applicable provisions of the option agreements related to their respective Options to provide that the vesting of such Options shall not be accelerated or become immediately exercisable at the Closing.

4.16  CONSENTS TO MERGER

      SCHEDULE 2.10.2 to the Company Disclosure Memorandum lists certain agreements, leases, notes or other documents identified in the schedules to the Company Disclosure Memorandum that, by their terms require consent or waiver to consummate the Merger. Unless otherwise set forth in SCHEDULE
2.10.2 to the Company Disclosure Memorandum, the Company shall have received and shall have delivered to ShopNow or its counsel written consents to the Merger or waivers, as applicable, from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents or waivers, as the case may be, shall be reasonably satisfactory in all respects to ShopNow.

4.17  MERGER CONSIDERATION SPREADSHEET

      The Company shall provide ShopNow with a spreadsheet in a form reasonably acceptable to ShopNow detailing (a) the number of shares of Company Common Stock held by each Stockholder, (b) the amount of ShopNow Common Stock to be received by each such Stockholder at the Effective Time and (c) with respect to each Stockholder of the Company, the number of Indemnification Shares to be held pursuant to the Holdback.

4.18  OPTION CONSIDERATION SPREADSHEET

      The Company shall provide ShopNow with a spreadsheet in a form reasonably acceptable to ShopNow detailing with respect to each Option the number of shares of Company Capital Stock subject to such Option and the exercise price thereof, the number of shares of ShopNow Common Stock that will be subject to such Option and the exercise price thereof after the assumption of such Option by ShopNow pursuant to Section 1.7.1(e) and the vesting schedule with respect to such Option.

4.19  RESIGNATIONS

      ShopNow and Purchaser shall have received copies of the resignations, effective as of the Effective Time, of all the directors and officers of the Company.

4.20  TAX CLEARANCE CERTIFICATES

      The Company shall provide to ShopNow certificates of good standing (or, where applicable, tax clearance certificates) from those states, including but not limited to Kansas, in which the Company is engaged in business.

4.21  REPAYMENT OF INDEBTEDNESS, RELEASES OF LIENS

      Prior to the Effective Time, except as agreed to in writing by ShopNow, the Company shall apply its cash balances to retire all Company Debt Liability and shall obtain the release of any and all Encumbrances, other than the UCC-1 financing statement of Epic Funding Corporation, with respect to any of the Company's assets, including, without limitation, termination of the Nationsbank UCC-1 financing statements. Any note wherein the holder has the option to convert such note into shares of Company Capital Stock shall be so converted (and not retired for cash) prior to the Effective Time.

4.22  TERMINATION OF EMPLOYEE OFFER LETTERS

      SCHEDULE 4.22 to the Company Disclosure Memorandum contains a list of all employees of the Company who received an offer letter from the Company upon commencement of employment, and whose offer letter is still in effect. Each of the employees listed on Schedule 4.22 shall have executed the Offer Letter Termination attached hereto as EXHIBIT 4.22.

4.23  AGREEMENT OF BROADVIEW CAPITAL LLC

      Broadview Capital LLC ("BROADVIEW") shall have executed a receipt and release agreement in a form satisfactory to ShopNow acknowledging that payment by ShopNow of the Broadview Fees (as defined in Section 9.2), as contemplated in Section 9.2 constitutes satisfaction in full of all of the Company's obligations under that certain letter agreement between the Company and Broadview dated July 16, 1999.

                 ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS
                       OF THE COMPANY AND THE STOCKHOLDERS

      The obligations of the Company and the Stockholders to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Stockholders.

5.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of ShopNow and Purchaser contained herein and in the Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

5.2   PERFORMANCE OF AGREEMENTS

      ShopNow and Purchaser shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any Operative Document to be performed and complied with by them at or prior to the Closing.

5.3   OPINION OF COUNSEL FOR SHOPNOW AND PURCHASER

      The Company and the Stockholders shall have received the opinion letter of Perkins Coie LLP, counsel for ShopNow and Purchaser, dated the Closing Date in the form attached as EXHIBIT 5.3.

5.4   COMPLIANCE CERTIFICATE

      The Company shall have received a certificate of an officer of ShopNow, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of the Company and the Stockholders in Sections 5.1, 5.2 and 5.7 have been fulfilled.

5.5   PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

      The Company and the Stockholders shall have received a certificate of the Secretary of ShopNow and a certificate of the Secretary of Purchaser, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of each of the Boards of Directors of ShopNow and Purchaser, as applicable, and the sole shareholder of Purchaser, authorizing the Merger and the transactions contemplated by this Agreement and the Operative Documents. A copy of the resolutions of the Board of Directors of ShopNow or Purchaser, as applicable, relating to the transactions contemplated by this Agreement and the Operative Documents shall be attached to each such certificate.

5.6   LEGAL PROCEEDINGS

      No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any Operative Document.

5.7   MATERIAL ADVERSE CHANGE

      Since the date of this Agreement and through the Closing, there shall not have occurred any material change in the business, properties or prospects of ShopNow. Changes in the trading prices of ShopNow Common Stock shall not be deemed material adverse changes under this Agreement.

5.8   APPROVALS AND CONSENTS

      All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary on the part of ShopNow and Purchaser for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices on the part of ShopNow and Purchaser referred to in this Agreement shall have been obtained or delivered.

5.9   COMPLIANCE WITH LAWS

      The effectiveness of the Merger and the performance by ShopNow, Purchaser, the Company and the Stockholders of the obligations hereunder and under the Operative Documents shall be legally permitted by all laws and regulations to which ShopNow, Purchaser, the Company and the Stockholders are subject.

                                ARTICLE VI - COVENANTS

      Between the date of this Agreement and the Effective Time, the parties covenant and agree as set forth in this Article VI.

6.1   CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

      Unless ShopNow shall otherwise agree in writing and except as otherwise contemplated by this Agreement, the Company and the Stockholders covenant and agree to conduct the Company's business between the date of this Agreement and the Effective Time in and only in, and the Company and the Stockholders shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and each of the Company and the Stockholders shall use his or its best efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company and the Stockholders shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of ShopNow:

      (a) amend or otherwise change the Company's Articles of Incorporation or Bylaws;

      (b) except for the issuance of shares of Company Common Stock upon the exercise or conversion of currently outstanding Stock Purchase Rights, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of
(i) any shares of capital stock of any class of the Company, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, or
(iii) any assets of the Company, except in the ordinary course of business and in a manner consistent with past practice;

      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

      (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

      (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
(iv) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for the Company taken as a whole; (v) enter into any agreement in which the obligation of the Company exceeds $5,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution;
(vi) license any Technology or IP Rights; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

      (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

      (h) make any Tax election or settle or compromise any Tax liability;

      (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

      (j) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company and the Stockholders set forth in this Agreement being untrue in any material respect, or in any covenant of the Company or the Stockholders set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied; or

      (k) agree to do any of the foregoing.

6.2   ACCESS TO INFORMATION; CONFIDENTIALITY

      From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of ShopNow access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish ShopNow with all financial, operating and other data and information as ShopNow , through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide ShopNow with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Mutual Nondisclosure Agreement between ShopNow and the Company entered into as of September 15, 1999.

6.3   NO ALTERNATIVE TRANSACTIONS

      Unless this Agreement shall have been terminated in accordance with its terms, neither the Company nor the Stockholders shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. The Company shall notify ShopNow promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party. Notwithstanding anything to the contrary contained in this Section 6.3, if this Agreement is terminated by ShopNow or Purchaser, this Section
6.3 shall be terminated and the Company shall, immediately upon such termination, be permitted to pursue an Alternative Transaction.

6.4   NOTIFICATION OF CERTAIN MATTERS

      Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
6.4 shall not limit or otherwise affect the remedies available to the parties hereunder.

6.5   FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

      Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the Closing Shares to the Stockholders pursuant to the terms and conditions hereof.

6.6   PUBLICITY

      No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by ShopNow of a press release announcing this Agreement and the transactions contemplated hereby, as contemplated by this Agreement or necessary to carry out the transactions contemplated hereby or as required by law. Any party who is required by law to make any such disclosure must provide notice in advance of the disclosure to all other parties. Such notice shall contain (a) the contents of the proposed disclosure; (b) the reasons that the party contemplating disclosure believes that disclosure is required by law; and (c) the proposed time and place of such disclosure.

6.7   BRING-DOWN CAPITALIZATION SCHEDULE

      No later than one day prior to Closing, the Company shall deliver to ShopNow an updated version of SCHEDULE 2.3 to the Company Disclosure Memorandum (Capitalization) which shall list all holders of Company Common Stock and shall reflect the conversion of the outstanding shares of Company Preferred Stock into

Company Common Stock. The updated SCHEDULE 2.3 shall be deemed an amendment to SCHEDULE 2.3 attached hereto.

6.8   EXECUTION OF ALL OPERATIVE DOCUMENTS

      Each party shall execute at or prior to Closing each Operative Document to which he or it is a party.

6.9   AGREEMENT TO VOTE SHARES

      (a) Each Stockholder shall vote or cause to be voted, or execute a written consent with respect to, his, her or its shares of Company Common Stock (i) in favor of adoption and approval of this Agreement and all transactions relating hereto or contemplated hereby at every meeting of the Stockholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto and (ii) against any proposal by a party other than ShopNow, Purchaser or their affiliates to merge or consolidate with the Company or any subsidiary of the Company or to sell all or substantially all the assets of the Company or any subsidiary of the Company, at every meeting of the stockholders of the Company at which such matters are considered, at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

      (b) Each Stockholder agrees that he or it will not, nor will such Stockholder permit any entity under such Stockholder's control to, deposit any shares in a voting trust or subject the shares to any agreement, arrangement or understanding with respect to the voting of the shares inconsistent with this Agreement.

6.10  LIMITATION ON SALES OF COMPANY COMMON STOCK

      Except as contemplated by this Agreement, each Stockholder covenants and agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of his or its shares of Company Capital Stock.

6.11  WAIVER OF DISSENTER'S RIGHTS

      Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that such Stockholder may have by virtue of the ownership of any outstanding shares of Company Common Stock.

6.12  STOCKHOLDER REPRESENTATIVE

      (a) Each Stockholder other than World Investments, Inc. (collectively, the "APPOINTING STOCKHOLDERS") hereby irrevocably authorizes and appoints Rick Ralston (the "STOCKHOLDER REPRESENTATIVE"), with full power of substitution and resubstitution, as his or its representative in connection with the Merger.

      (b) Each Appointing Stockholder agrees that the Stockholder Representative shall have the full power, authority and right to perform, do and take any and all actions he deems necessary or advisable to carry out the purposes of this Agreement and each Operative Document all without liability to such Stockholder (except as expressly stated herein or therein), so long as same are carried out by the Stockholder Representative in good faith.
Such actions include the power to amend, modify or waive any agreement (other than this Agreement) in the name of each Appointing Stockholder as if such Stockholder had himself or itself amended, modified or waived such agreement; provided that the Stockholder Representative shall have no power to alter any term of this Agreement which would reduce the amount or change the type of consideration to be received by any Stockholder in respect of the Merger unless a majority of the Stockholders shall so agree. In particular, but not by way of limitation, the Stockholder Representative shall have the power to make and carry out decisions under this Agreement and the Operative Documents on behalf of each Appointing Stockholder and to sign documents and make filings on behalf of each Stockholder as if such Stockholder had himself or itself signed or filed such document.

      (c) Each Appointing Stockholder understands that this appointment is irrevocable.

      (d) The Stockholder Representative may resign at any time. Upon such resignation, each Appointing Stockholder hereby authorizes the Stockholder Representative to appoint a new Stockholder Representative to replace such resigning Stockholder Representative with the same powers and duties as such resigning Stockholder Representative, provided that such newly appointed Stockholder Representative shall have been a Stockholder immediately prior to the Effective Time.

      (e) If the Stockholder Representative or any successor shall die, or become unable to act as the Stockholder Representative, a replacement shall promptly be appointed by a writing signed by a majority of the Appointing Stockholders, provided that such newly appointed Stockholder Representative shall have been a Stockholder immediately prior to the Effective Time.

6.13  RELEASE OF STOCKHOLDERS FOR OBLIGATIONS OF THE COMPANY

      ShopNow shall use commercially reasonable efforts to assist the Stockholders in obtaining the release of each Stockholder from the Personal Guarantees.

6.14  LISTING APPLICATION

      ShopNow shall prepare by the date of the Closing and submit to the Nasdaq National Market promptly after Closing a listing application covering the shares of ShopNow Common Stock issuable in the merger, and shall use its best efforts to obtain, promptly after the Effective Time, approval for the listing of such shares of ShopNow Common Stock, subject to official notice of issuance.

               ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1   TERMINATION

      This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding approval of this Agreement by the Stockholders):

      (a) by mutual written consent of the Company and ShopNow;

      (b) by either the Company or ShopNow, if the Merger has not been consummated by January 21, 2000; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      (c) by either the Company or ShopNow, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining ShopNow, Purchaser, the Company or the Stockholders from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

      (d) by the Company, in the event of a material breach by ShopNow or Purchaser of any representation, warranty or agreement contained herein that has not been cured or is not curable by January 21, 2000;

      (e) by ShopNow, in the event of a material breach by the Company or any Stockholder of any representation, warranty or agreement contained herein that has not been cured or is not curable by January 21, 2000.

7.2   EFFECT OF TERMINATION

      (a) Except as specifically provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

      (b) If ShopNow shall terminate this Agreement pursuant to (i) Section 7.1(b) by reason of the Company's or any Stockholder's failure or inability to satisfy the conditions to the Merger or (ii) Section 7.1(e) by reason of the Company's or any Stockholder's breach of the covenants contained in Sections 6.3 or 6.6 (a "BREAKUP TERMINATION"), and the Company consummates an Alternative Transaction (as defined below) on or before the one-year anniversary of such termination, the Company shall: (i) pay to ShopNow upon the closing of the Alternative Transaction a cash termination fee (the "TERMINATION FEE"), equal to 19.9% of the aggregate value of cash and noncash consideration received and to be received by the Company and its Stockholders in respect of such Alternative Transaction. An "ALTERNATIVE TRANSACTION" means any acquisition by a party other than ShopNow, Purchaser or any of their affiliates of (x) a material portion of shares of the Company's capital stock; (y) a material portion of the Company's assets; or (z) a material portion of the Company's business, in each case, whether through direct purchase, merger, consolidation or other business combination; provided, however, that Alternative Transactions shall not mean sales of inventory or immaterial portions of the Company's assets in the ordinary course of business.

      (c) Notwithstanding the provisions of Section 7.2(b), in the event of a Breakup Termination, ShopNow shall have the right (the "INVESTMENT OPTION"), in its sole discretion (whether or not the Company consummates an Alternative Transaction) and in lieu of receiving payment of the Termination Fee pursuant to Section 7.2(b), to purchase for an aggregate purchase price of $15 million, that number of shares of Breakup Preferred Stock (as defined below) equal to 19.9% of the total number of shares of Company Common Stock outstanding on the closing date of such purchase (the "INVESTMENT DATE"), which calculation assumes the exercise or conversion into Company Common Stock, as the case may be, of all Stock Purchase Rights outstanding on the Investment Date. ShopNow shall exercise the Investment Option by giving written notice to the Company in accordance with Section 9.3 no later than 120 days after the date of termination of this Agreement. "BREAKUP PREFERRED STOCK" shall mean the class or series of the Company's capital stock (or the capital stock of the successor corporation in the event that the Company consummates an Alternative Transaction) possessing the most senior rights, preferences and privileges under the articles of incorporation and applicable law on the Investment Date.

7.3   AMENDMENT

      This Agreement may not be amended except by an instrument in writing signed by ShopNow, the Company and the Stockholders.

7.4   WAIVER

      At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                     ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1   SURVIVAL

      All representations and warranties contained in this Agreement or in the Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive until the first anniversary of the Effective Time (the "SURVIVAL PERIOD"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.4 or otherwise; provided, however, that (i) the representations and warranties of the Company and the Stockholders contained in Sections 2.3, 2A.2 and 2A.5 shall survive the Effective Time until the applicable statute of limitations, plus thirty days for each of the matters addressed in such representations and warranties and
(ii) any claim relating to fraud shall survive the Effective Time indefinitely. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought pursuant to this Agreement shall survive until the time which it would otherwise terminate if a Claim Notice (as defined in Section 8.5(a)) shall have been delivered to the Stockholder Representative, or, in the case of a Claim against World Investments, Inc., to World Investments, Inc. prior to such time.

8.2   INDEMNIFICATION BY THE STOCKHOLDERS

      The Stockholders severally shall indemnify and hold ShopNow and its officers, directors and affiliates (the "SHOPNOW INDEMNIFIED PARTIES") harmless from and against, and shall reimburse the ShopNow Indemnified Parties for, any and all loss, obligation, deficiency, damage, claim liability, cost and expense (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses) ("LOSSES") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company or any Stockholder in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto; (ii) any failure by the Company or the Stockholders to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document; (iii) any claim by any third party arising out of the Company's operation of the Company's business or the ownership, use or distribution of the Company's assets on or before the Effective Time; (iv) all liability for Taxes of the Company assessed during or attributable to any taxable period ending on or prior to the Effective Date, and the portion of any taxable period that includes, but does not end on, the Effective Date to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto); (v) any liability for Taxes resulting from the transactions contemplated by this Agreement, including, without limitation, transfer, sales, use, excise, conveyance and similar taxes, excluding any Taxes resulting from a reassessment of Real Property or Personal Property occurring as a result of the Merger; (vi) any claims by the Company's trade creditors relating to the Company's obligations existing on or prior to, or arising with respect to the period ending on, the Effective Date, other than trade payables arising in the ordinary course of business; or (vii) any liability for brokerage or finders' fees or agents commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby, except for the Broadview Fees.

8.3   INDEMNIFICATION BY SHOPNOW

      ShopNow shall indemnify and hold the Stockholders, the Company and the Company's officers, directors and affiliates (the "COMPANY INDEMNIFIED PARTIES" and, together with the ShopNow Indemnified Parties, the "INDEMNIFIED PARTIES") harmless from and against, and shall reimburse the Company Indemnified Parties for, any and all Losses arising out of or in connection with (a) any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by ShopNow or Purchaser in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto; (b) any failure by ShopNow or Purchaser to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document; and (c) any claim by any third party against a Stockholder arising out of or in connection with any of the Personal Guarantees, except to the extent by which such claim arises out of or in connection with any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by the Company or the Stockholders in this Agreement or any Operative Document or in any certificate delivered pursuant hereto or thereto.

8.4   THRESHOLD AND LIMITATIONS

      (a) The Indemnified Parties shall be not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article VIII ("CLAIMS") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $100,000 (the "THRESHOLD"); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

      (b) Except for Losses based on fraud, the aggregate total liability of the Stockholders pursuant to this Article VIII shall be limited to $50,000,000 and the liability of each Stockholder shall be limited to the aggregate dollar value (based on the Base Price) of the Merger Consideration to which such Stockholder is entitled pursuant to Section 1.7.1.

      (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 8.5(a)) shall have been delivered to the Stockholder Representative, or in the case of a Claim against World Investments, Inc. to World Investments, Inc. prior to the expiration of such time period.

      (d) Notwithstanding the foregoing, Losses incurred by the ShopNow Indemnified Parties arising out of or with respect to any inaccuracy or misrepresentation in, or breach of, any representation or warranty contained in Sections 2.3, 2A.2 and 2A.5 shall not be subject to the Threshold set forth in Section 8.4(a), but shall instead be indemnified by the Stockholders from the first dollar incurred.

8.5   PROCEDURE FOR INDEMNIFICATION

      (a) The Indemnified Party shall give written notice (the "CLAIM NOTICE") of any claim for indemnification under this Article VIII (a "CLAIM") to the indemnifying party as promptly as practicable, but in any event: (i) if such Claim relates to the assertion against an Indemnified Party of any claim by a third party (a "THIRD PARTY CLAIM"), within 30 days after the assertion of such Third Party Claim, or (ii) if such Claim is not in respect of a Third Party Claim, within 30 days after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to Article VIII hereof; provided, however, that the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in the Agreement on which the Claim is based.

      (b) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the indemnifying party shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of
Section 8.4(b)(ii) hereof shall govern.

          (ii) The indemnifying party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The indemnifying party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

      (c) (i) If the indemnifying party does not give written notice to the Indemnified Party within 30 days following receipt of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of Section 8.4(c)(ii) hereof shall govern.

          (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.5   HOLDBACK

      8.5.1    PLEDGE

      The Indemnification Shares (which shall include for purposes of this Section 8.5 any distributions accrued or made thereon after the date of this Agreement, the net proceeds of any sale of the Indemnification Shares and any other securities or property which may be issued after the date hereof in exchange for the Indemnification Shares in any merger or recapitalization or similar transaction involving ShopNow) shall be deemed as of the Effective Time to be pledged by the Stockholders to, and certificates representing the Indemnification Shares shall be held by, ShopNow or any successor thereto pursuant to this Agreement. So long as any Indemnification Shares are held by ShopNow hereunder, ShopNow shall have, and the Stockholders by execution and/or approval of this Agreement hereby grant, effective as of the Effective Time, a perfected, first-priority security interest in such Indemnification Shares to secure payment of amounts payable by the Stockholders in respect of claims under this Article VIII. In connection therewith, each Stockholder shall execute and deliver such instruments as ShopNow may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

      8.5.2    HOLDBACK RELEASE

      ShopNow shall hold the Indemnification Shares in accordance with this Agreement and shall transfer the Indemnification Shares only as follows:

      (a) Indemnification Shares shall be retransferred to ShopNow in respect of a Claim made by ShopNow, or transferred to a ShopNow Indemnified Party in respect of a claim made by such Indemnified Party, under this Article VIII when, and to the extent, authorized under Section 8.5.3 below.

      (b) At 5:00 p.m. Central Standard Time on the first anniversary of the Closing Date (the "RELEASE DATE"), the Indemnification Shares shall be released to the Stockholders PRO RATA in accordance with their percentage interest in the Indemnification Shares; provided, however, that no Indemnification Shares shall be released to any Stockholder who has not previously surrendered all of such Stockholder's certificates representing Company Common Stock in accordance with Section 1.7.2. ShopNow shall cause the certificates representing the Indemnification Shares that have been released to be delivered to the Stockholders promptly after the Release Date.
 Notwithstanding the foregoing, the number of Indemnification Shares to be released on the Release Date shall be reduced by the number of Indemnification Shares (i) subject to a pending Claim Notice for which the Response Period (as defined below) has not yet expired, (ii) retransferred to ShopNow or transferred by ShopNow to a ShopNow Indemnified Party in satisfaction of a Claim made prior to the Release Date or (iii) held in reserve pending resolution of a ShopNow Open Claim (as defined below) in respect of a Claim Notice delivered prior to the Release Date.

      (c) After the Release Date, when a final determination is made with respect to any ShopNow Open Claim, the number of Indemnification Shares transferable to any ShopNow Indemnified Party shall be transferred to the ShopNow Indemnified Party from the Claim Reserve Amount for such ShopNow Open Claim, and the Indemnification Shares included in such Claim Reserve Amount remaining after such transfer shall be released to the Stockholders PRO RATA in accordance with their percentage interest in the Indemnification Shares to be released; provided, however, that no Indemnification Shares shall be released to any Stockholder who has not previously surrendered all of such Stockholder's certificates representing Company Common Stock in accordance with Section 1.7.2.

      8.5.3    CLAIMS PROCEDURE

      The procedure for payment from the Indemnification Shares of indemnification amounts to which ShopNow or other ShopNow Indemnified Parties may become entitled under this Article VIII shall be as follows:

      (a) From time to time as ShopNow determines that it or another ShopNow Indemnified Party is entitled to an indemnification payment from the Indemnification Shares for a Claim under this Article VIII, ShopNow shall give a Claim Notice to the Stockholder Representative or, in the case of a Claim against World Investments, Inc., to World Investments, Inc. in accordance with Section 8.5.

      (b) If ShopNow has not received from the Stockholder Representative, or in the case of a Claim against World Investments, Inc., from World Investments, Inc. within 30 business days after notice of such Claim is delivered (the "RESPONSE PERIOD") a written objection to a Claim stating the facts and circumstances on which the objection is based, the Claim stated in such Claim Notice shall be conclusively deemed to be approved by the Stockholders and ShopNow shall promptly thereafter transfer to the ShopNow Indemnified Party from the Indemnification Shares a number of Indemnification Shares equal in value to the amount of such Claim. The number of Indemnification Shares to be transferred shall be determined by dividing the amount of the Claim by the Base Price and shall be rounded to the nearest whole share, with .5 being rounded up.

      (c) If, within the Response Period, ShopNow shall have received from the Stockholder Representative or, in the case of a Claim against World Investments, Inc., from World Investments, Inc. a written objection to the claim specifying the nature of and grounds for such objection, then such Claim shall be deemed to be a "SHOPNOW OPEN CLAIM," and ShopNow shall reserve within the Indemnification Shares a number of shares equal in value to the amount of such ShopNow Open Claim (which amount designated for each ShopNow Open Claim is referred to herein as the "CLAIM RESERVE AMOUNT"). The number of Indemnification Shares to be reserved shall be determined (rounded to the nearest whole share, with .5 rounded up) by dividing the amount of the ShopNow Open Claim by the Base Price.

      (d) Indemnification Shares within the Claim Reserve Amount for each ShopNow Open Claim shall be transferred by ShopNow only in accordance with either (i) a mutual agreement between ShopNow and the Stockholder Representative (or, in the case of transfer pursuant to a Claim against World Investments, Inc., a mutual agreement between ShopNow and World Investments, Inc.) which shall be memorialized in writing or (ii) a court order from any competent court having jurisdiction over the parties under Section 9.8 or a final and binding arbitration decision pertaining to the ShopNow Open Claim.

      8.5.4    VOTING; DISPOSITION

      Until retransferred to ShopNow or transferred to an Indemnified Party in accordance with the provisions of this Article VIII, the Indemnification Shares shall be held of record by the Stockholders for all purposes (including federal income tax purposes), and the Stockholders shall have full right to vote the Indemnification Shares on all matters coming before the shareholders of ShopNow. Except for transfers to ShopNow or an Indemnified Party in accordance with the provisions of this Article VIII, no interest in the Indemnification Shares may be sold or transferred to any third party prior to any distribution of the Indemnification Shares pursuant to Section 8.5.2(b) or (c).

      8.5.5    MERGER OR RECAPITALIZATION

      In the event of any merger or recapitalization or similar transaction involving ShopNow prior to the time when all Indemnification Shares have been transferred or released in accordance with the terms of this Section 8.5, such Indemnification Shares shall be converted or exchanged in accordance with such transaction in the same manner as other ShopNow Common Stock, and any securities or property issued in conversion or exchange thereof shall then be included within the definition of Indemnification Shares and shall otherwise become subject to this Agreement in lieu of such shares of ShopNow Common Stock.

      8.5.6    TAXATION OF DIVIDENDS

      For federal and state income tax purposes, any dividends or other distributions with respect to the Indemnification Shares shall be income of the Stockholders, except dividends or distributions relating to Indemnification Shares that have been retransferred to ShopNow or an Indemnified Party as required under this Article VIII.

8.6   SPECIFIC PERFORMANCE

      Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                                 ARTICLE IX - GENERAL

9.1   TAX MATTERS - COMPANY AND STOCKHOLDERS

      Unless otherwise required by law, the parties hereto shall treat the Merger as a reorganization under Section 368 of the Code and the underlying Treasury Regulations for all Tax reporting purposes; provided, however, that except as set forth in this Section 9.1 neither ShopNow nor Purchaser makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or Stockholders arising out of the structure or terms of this Agreement. Except as otherwise required by law, none of the parties shall take a position on any tax return inconsistent with this Section 9.1. In addition, ShopNow represents as of the date of this Agreement and as of the Closing Date, solely for tax purposes (i) that it presently intends to continue the Company's historic business or to use a significant portion of the Company's business assets in a business (within the meaning of Section 1.368-1(e) of the Treasury Regulations); and (ii) that it has no current plan or intention to liquidate the Company, to merge the Company with or into another corporation, to sell or otherwise dispose of the Company Common Stock or to cause the Company to sell or otherwise dispose of its assets, except for dispositions made in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) of the Code or any related Treasury Regulations.

9.2   EXPENSES

      If the transactions contemplated by this Agreement are not consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the Operative Documents (including legal and accounting fees and expenses); provided, however, that the attorneys' fees and expenses of the prevailing party in any action brought hereunder shall be paid by the other party to such action. If the transactions contemplated by this Agreement are consummated, ShopNow will pay at Closing the reasonable fees and expenses of the Company and the Stockholders incident to the negotiation, preparation and execution of this Agreement and the Operative Documents including the Company's attorneys' fees incurred between September 15, 1999 and the Closing Date, provided such costs and expenses of the Company's attorneys do not exceed $90,000. Costs and expenses in excess of this amount shall remain the responsibility of the Stockholders. ShopNow shall pay the fees of Broadview incurred in connection with the Merger (the "BROADVIEW FEES"), provided, however, that such fees do not exceed $1.4 million and provided, further, that Broadview shall have executed a receipt and release agreement, as contemplated by Section 4.23.

9.3   NOTICES

      Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

      TO SHOPNOW OR PURCHASER:

          ShopNow.com Inc.
          411 First Avenue South, Suite 200 North
          Seattle, Washington 98101
          Fax: (206) 223-2324
          Attention: Alan D. Koslow

      with a copy to:

          Perkins Coie LLP
          1201 Third Avenue, 48th Floor
          Seattle, Washington 98101-3099
          Fax: (206) 583-8500
          Attention: Stephen M. Graham
                     Alan C. Smith

      TO THE COMPANY:

          WebCentric, Inc.
          Building 1000, Suite 1001
          8200 E. 34th Street Circle N
          Wichita, KS  67226
          Fax:  (316) 636-9150
          Attention:  Rick Ralston

      TO THE STOCKHOLDER REPRESENTATIVE:

          Rick Ralston
          15840 Limerick
          Wichita, KS 67230
          Fax:  (316) 636-9160

      in the case of the Company and the Stockholder Representative, with a copy to:

          Hinkle Elkouri Law Firm LLC
          301 N. Main, Suite 2000
          Wichita, KS  67202
          Fax:  (316) 264-1518
          Attention:  David S. Elkouri

      TO WORLD INVESTMENTS, INC.:

          World Investments, Inc.
          World-Herald Square
          1334 Dodge Street
          Omaha, NE 68102
          Fax: (402) 220-3225

      with a copy to:

          Koley, Jessen, Daubman & Rupiper, P.C.
          One Pacific Place
          1125 South 103 Street
          Omaha, NE 68124
          Fax: (402) 390-9005
          Attention:  Michael Hupp

9.4   SEVERABILITY

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5   ENTIRE AGREEMENT

      This Agreement, the Operative Documents and that certain Non-Disclosure Agreement dated on or about September 15, 1999, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including, without limitation, the Letter of Intent, dated November 22, 1999, between ShopNow, the Company, Kent Johnson and Craig Johnson).

9.6   ASSIGNMENT

      This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Purchaser's rights and obligations may be assigned to and assumed by ShopNow or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by ShopNow.

9.7   PARTIES IN INTEREST

      This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8   GOVERNING LAW; VENUE

      This Agreement shall be governed by, and construed in accordance with, the laws of the state of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

9.9   HEADINGS

      The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10  COUNTERPARTS

      This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.11  WAIVER OF JURY TRIAL

      Each of ShopNow, the Company, Purchaser and each Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                                             SHOPNOW.COM INC.



                                             By  /s/ Alan Koslow
                                                 -----------------------------
                                             Its Executive Vice President,
                                                 -----------------------------
                                                 Chief Financial Officer,
                                                 General Counsel and Secretary

                                             CHIEFS ACQUISITION, INC.

                                             By  /s/ Alan Koslow
                                                 -----------------------------
                                             Its Vice President and Secretary
                                                 -----------------------------

                                             WEBCENTRIC, INC.

                                             By  /s/ Rick Ralston
                                                 -----------------------------
                                             Its President
                                                 -----------------------------

                                             STOCKHOLDERS:

                                             /s/ Craig Johnson
                                             ---------------------------------
                                             Craig A. Johnson


                                             /s/ Kent Johnson
                                             ---------------------------------
                                             Kent A. Johnson


                                             /s/ Eric Wendelbo
                                             ---------------------------------
                                             Eric Wendelbo

                                             /s/ Rick Ralston
                                             ---------------------------------
                                             Rick Ralston

                                             WORLD INVESTMENTS, INC.

                                             By  /s/ William E. Conley
                                                 -----------------------------
                                             Its President
                                                 -----------------------------


                                             KENT JOHNSON, L.P.

                                             By  /s/ Kent Johnson
                                                 -----------------------------
                                             Its General Partner
                                                 -----------------------------

                                             LAZY J OF KANSAS, L.P.

                                             By  /s/ Craig Johnson
                                                 -----------------------------
                                             Its General Partner
                                                 -----------------------------